Exhibit 99.(d)(2)(b)

Amendment No. 1 dated May 16, 2013 to Schedule A to the

Investment Advisory Agreement dated April 17, 2009,

as amended and restated as of March 1, 2013, by and between

EGA Emerging Global Shares Trust and Emerging Global Advisors, LLC

Funds	Effective Date	Fee
EGShares Emerging Markets Consumer ETF	July 1, 2013	$0-1,000,000,000: 0.85% $1,000,000,001-$2,000,000,000: 0.75% $2,000,000,001 and up: 0.70%

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 16, 2013.

Emerging Global Advisors LLC		EGA Emerging Global Shares Trust

By:		By:

Name:	Robert C. Holderith	Name:	Robert C. Holderith
Title:	President	Title:	President